THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

                  SUBJECT TO COMPLETION, DATED APRIL 28, 1999

                                                                       LONG-TERM
                                                                       INVESTING
                                                                            IN A
                                                                      SHORT-TERM
                                                                           WORLD

            , 1999

PROSPECTUS

Mutual funds:
     - are not FDIC-insured
     - have no bank guarantees
     - may lose value

                                                              KEMPER EUROPE FUND

     THE SECURITIES AND EXCHANGE COMMISSION HAS NOT APPROVED OR DISAPPROVED THESE SECURITIES OR PASSED UPON THE ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                               TABLE OF CONTENTS

                                                              PAGE
                                                              ----
FUND SUMMARY................................................    1
  Investment Objective and Principal Strategies.............    1

PRINCIPAL RISK FACTORS......................................    1
  Past Performance..........................................    1
  Fee and Expense Information...............................    3
  Example...................................................    5

ABOUT THE FUND..............................................    5
  Principal Investment Strategies...........................    5
  Other Investments.........................................    6
  Risk Management Strategies................................    6
  Main Risks -- Generally...................................    6
  Types of Investment Risk..................................    6
  Investment Manager........................................    7
  Portfolio Management......................................    8

ABOUT YOUR INVESTMENT.......................................    9
  Choosing a Share Class....................................    9
  Rule 12b-1 Plan...........................................   10
  Special Features..........................................   10
  Buying Shares.............................................   11
  Class A Shares............................................   11
  NAV Purchases.............................................   11
  Selling and Exchanging Shares.............................   14
  Distributions and Taxes...................................   15
  Transaction Information...................................   16

FINANCIAL HIGHLIGHTS........................................   18

     THE FUND WAS A CLOSED-END FUND LISTED ON THE NEW YORK STOCK EXCHANGE. THE SHAREHOLDERS OF THE FUND HAVE APPROVED A PROPOSAL TO CONVERT THE FUND TO OPEN-END STATUS -- TO BECOME A MUTUAL FUND. THE CONVERSION OF THE FUND TO AN OPEN-END INVESTMENT COMPANY IS EXPECTED TO OCCUR AS OF THE DATE OF THIS PROSPECTUS. THIS PROSPECTUS PERTAINS TO THE FUND AS AN OPEN-END INVESTMENT COMPANY.

                                  FUND SUMMARY

INVESTMENT OBJECTIVE AND PRINCIPAL STRATEGIES

     The fund seeks long-term capital appreciation. Except as otherwise indicated, the fund's investment objective and policies may be changed without a vote of shareholders.

     The fund seeks to achieve its investment objective by investing primarily in equity securities of European companies that in the opinion of the fund's investment manager, are likely to benefit from economic, political, structural and technological changes and developments in Western, Southern and Eastern Europe.

PRINCIPAL RISK FACTORS

     There are market and investment risks with any security and the value of an investment in the fund will fluctuate over time and it is possible to lose money invested in the fund. The principal risks of investing in the fund are:

     - STOCK MARKET. The fund's returns and net asset value will go up and down. Stock market movements will affect the fund's share price on a daily basis. Declines in value are possible both in the overall stock market or in the types of securities held by the fund.

     - PORTFOLIO STRATEGY. The portfolio manager's skill in choosing appropriate investments for the fund will determine in large part the fund's ability to achieve its investment objective.

     - FOREIGN SECURITIES. Investing in foreign securities involves other considerations including limited information, higher brokerage costs, different accounting standards and thinner trading markets as compared to U.S. markets. In addition, investing in foreign securities, and to a greater extent emerging markets, involves special risks including changes in foreign currency exchange rates and political and economic instability.

     - EUROPEAN SECURITIES. The fund's performance will be affected by political, social and economic factors affecting issuers in European countries, including: growth of GDP or GNP, rate of inflation, capital reinvestment, resource self-sufficiency and balance of payments position, as well as interest and monetary exchange rates among European countries.

     - EMERGING MARKETS. Eastern European countries and certain Southern European countries are considered to be emerging markets. Investing in emerging markets involves higher levels of risk, including increased currency, information, liquidity, market, political and valuation risk. Deficiencies in regulatory oversight, market infrastructure, shareholder protections and company laws could expose the fund to operational and other risks as well. Some countries may have restrictions that could limit the fund's access to attractive opportunities. Additionally, emerging markets often face serious problems (such as high external debt, inflation and unemployment) that could subject the fund to increased volatility or substantial declines in value.

     - NON-DIVERSIFIED STATUS. The fund is considered a non-diversified investment company under the Investment Company Act of 1940, as amended (1940 Act), and is permitted to invest a greater proportion of its assets in the securities of a smaller number of issuers than a diversified fund. As a result, the fund may be subject to greater volatility with respect to its portfolio securities than a fund that is more broadly diversified.

PAST PERFORMANCE

     The chart and table below provide some indication of the risks of investing in the fund by illustrating how the fund has performed and comparing this information to a broad measure of market performance. Of course, past performance is not necessarily an indication of future performance.

     The fund currently offers three classes of shares. Because Classes A, B and C had not commenced operations as of December 31, 1998, the performance information set forth below is for Class M shares only.

Class M shares are no longer offered by the fund, are expected to be outstanding for one year from the date of this prospectus and will automatically convert to Class A shares one year after that date. The other share classes would have substantially similar returns because the shares are invested in the same portfolio of securities and the annual returns would differ only to the extent that Class A, B and C do not have the same expenses.

TOTAL RETURNS FOR YEARS ENDED DECEMBER 31:

                           YEAR-BY-YEAR TOTAL RETURNS

                                                                      YEAR-BY-YEAR TOTAL RETURNS
                                                                      --------------------------
'1989'                                                                             N/A
'1990'                                                                             N/A
'1991'                                                                            3.06
'1992'                                                                           -9.59
'1993'                                                                           25.62
'1994'                                                                           -0.27
'1995'                                                                           18.97
'1996'                                                                           34.38
'1997'                                                                           20.03
'1998'                                                                           34.39

     For the period included in the bar chart, the fund's highest return for a calendar quarter was 27.41% (1st Quarter 1998), and the fund's lowest return for a calendar quarter was 16.81% (3rd Quarter)*
---------------
* During this period, the fund operated as a closed-end investment company, without daily sales and redemptions.

AVERAGE ANNUAL TOTAL RETURNS

                                                                          MSCI
                                                                         EUROPE
            FOR PERIODS ENDED DECEMBER 31, 1998               CLASS M    INDEX*
            -----------------------------------               -------    ------
One Year....................................................   34.39%    28.53%
Five Year...................................................   20.80%    19.09%
Ten Years...................................................     N/A       N/A
Since Inception**...........................................   12.45%    14.47%

---------------
* The Morgan Stanley Capital International Europe Index is an unmanaged index that is generally representative of the equity securities of the European markets. Index returns assume reinvestment of dividends and unlike the fund's returns, do not reflect any fees, expenses or sales charges.

** Inception date for Class M Shares is February 16, 1990.

FEE AND EXPENSE INFORMATION

     The following information is designed to help you understand the fees and expenses that you may pay if you buy and hold shares of the fund. Each class of shares has a different set of transaction fees, which will vary based on the length of time you hold shares in the fund and the amount of your investment. You will find details about fee discounts and waivers in the Buying Shares and Special Features sections of this prospectus.

                                                          CLASS A    CLASS B    CLASS C    CLASS M
                                                          -------    -------    -------    -------
SHAREHOLDER FEES: FEES PAID DIRECTLY FROM YOUR
  INVESTMENT.
Maximum Sales Charge (Load) Imposed on Purchases (as a %
  of offering price)....................................   5.75%      None       None       None
Maximum Deferred Sales Charge (Load) (as a % of
  redemption proceeds)..................................   None(1)       4%         1%      None
Maximum Sales Charge (Load) Imposed on Reinvested
  Dividends/Distributions...............................   None       None       None       None
Redemption Fee (as % of amount redeemed, if
  applicable)...........................................   None       None       None          2%(2)
Exchange Fee............................................   None       None       None          2%(2)

                                                          CLASS A    CLASS B    CLASS C    CLASS M
                                                          -------    -------    -------    -------
ANNUAL FUND OPERATING EXPENSES: (ESTIMATED AS A
  PERCENTAGE OF AVERAGE NET ASSETS).
Management Fee..........................................    .74        .74        .74        .74
Distribution (12b-1) Fees...............................   None        .75        .75       None
Other Expenses..........................................   1.01       1.16       1.13        .68
Total Annual Fund Operating Expenses(3)(4)..............   1.75       2.65       2.62       1.42
                                                           ====       ====       ====       ====

---------------
(1) The redemption of Class A shares purchased at net asset value under the Large Order NAV Purchase Privilege may be subject to a contingent deferred sales charge of 1% if redeemed within one year of purchase and 0.50% if redeemed during the second year of purchase.

(2) A 2% redemption fee, which is retained by the fund, is imposed on all redemptions (including redemptions paid in-kind) and exchanges of Class M shares for a period of one year from the date of this prospectus.

(3) The fund was reorganized from a closed-end fund to an open-end fund in September 1999. The fees and expenses of open-end funds are, in many cases, higher than those of closed-end funds. Accordingly, the expense ratios shown above are estimated for the fund's current fiscal year ending October 31, 1999, based on the fund's current fee schedule and expenses incurred by the fund during its most recent fiscal year. The actual expenses for each class of shares in future years may be more or less than the numbers in the tables above, depending on a number of factors, including changes in actual value of the fund's assets represented by each class of shares.

(4) Pursuant to their respective agreements with the fund, the investment manager, the underwriter, the administrator, the accounting agent and the transfer agent have agreed, for the one year period commencing on the date of this prospectus, to limit their respective fees and to reimburse other operating expenses, to the extent necessary to limit total operating expenses of the classes of the fund to the levels set forth in the table above. Without taking into effect these expense caps, for the Class A, Class B, Class C and Class M shares of the fund: management fees are estimated to be .74% (all classes); 12b-1 fees are estimated to be None, .75%, .75% and None, respectively; Other Expenses are estimated to be 1.11%, 1.65%, 1.13% and .68%, respectively; and total operating expenses are estimated to be 1.85%, 3.14%, 2.62% and 1.42%, respectively.

EXAMPLE

     This example is to help you compare the cost of investing in the fund with the cost of investing in other mutual funds.

     This example illustrates the impact of the above fees and expenses on an account with an initial investment of $10,000, based on the expenses shown above. It assumes a 5% annual return, the reinvestment of all dividends and distributions and "annual fund operating expenses" remaining the same each year. The example is hypothetical: actual fund expenses and return vary from year to year, and may be higher or lower than those shown.

FEES AND EXPENSES IF YOU SOLD SHARES AFTER:

                                                           CLASS A    CLASS B    CLASS C
                                                           -------    -------    -------
1 Year...................................................  $  746     $  717     $  347
3 Years..................................................  $1,106     $1,269     $  761
5 Years..................................................  $1,489     $1,845     $1,301
10 Years.................................................  $2,559     $2,845     $2,776

FEES AND EXPENSES IF YOU DID NOT SELL YOUR SHARES:

                                                           CLASS A    CLASS B    CLASS C
                                                           -------    -------    -------
1 Year...................................................  $  746     $  317     $  247
3 Years..................................................  $1,106     $  969     $  761
5 Years..................................................  $1,489     $1,645     $1,301
10 Years.................................................  $2,559     $2,845     $2,776

                                 ABOUT THE FUND

OPEN-ENDING AND REORGANIZATION

     The fund began operations on February 9, 1990 as a closed-end management investment company. On July 20, 1999, the fund's shareholders approved the conversion of the fund to an open-end investment company. As a result of a reorganization, with Kemper Europe Fund, the fund changed its name to "Kemper Europe Fund, Inc." and issued newly designated Class A, Class B and Class C shares to the shareholders of Kemper Europe Fund and Class M shares to its existing shareholders. Class M shares will automatically convert to Class A shares one year after the date of this prospectus.

PRINCIPAL INVESTMENT STRATEGIES

     Under normal circumstances, the fund will invest at least 65% of its total assets in equity securities of European companies and intends to allocate its investments among at least three countries at all times. The fund considers an issuer of securities to be a European company if:

     - the company is organized under the laws of a European country and has a principal office in a European country; or

     - the company derives 50% or more of its total revenues from business in Europe; or

     - the company's equity securities are traded principally in European securities markets.

     Equity securities that may be purchased by the fund include:

     - common and preferred stocks;

     - depository receipts;

     - debt securities convertible into common stock;

     - common stock purchase warrants and rights; and

     - joint venture interests and general and limited partnership interests.

     The fund will invest in established markets and companies with large capitalizations as well as newer markets and smaller companies, and the portion of the fund's assets invested in each will vary from time to time. The fund expects, however, to invest the majority of its assets in the more established and liquid markets of Western and Southern Europe. These countries include:
Austria, Belgium, Denmark, Finland, France, Germany, Iceland, Ireland, Italy, Luxembourg, the Netherlands, Norway, Spain, Sweden, Switzerland and the United Kingdom.

     To enhance return, the fund may also pursue investment opportunities in the less wealthy nations of Southern Europe, currently Greece, Portugal and Turkey, and the former Communist countries once part of the Soviet Union. The fund may invest in other European countries if opportunities arise. To a lesser extent, the fund may also invest in "Specialized Investments" which include equity securities of:

     - privately-held and small European companies;

     - companies and joint ventures based in Eastern Europe;

     - European companies that have recently made initial public offerings of their shares; and

     - European companies that, in the public market, are selling at a significant discount to their "private market value" (i.e., the value the fund's investment manager believes informed investors would be willing to pay to acquire such companies).

     In choosing investments, the fund's investment manager will focus on European companies that:

     - generate or apply new technologies, distribution systems or services;

     - expect to benefit from changing consumer demands or lifestyles;

     - have prospects for above-average earnings growth; or

     - are undervalued due to market misperception, temporary negative developments, limited investor familiarity or other factors.

     In addition to the above, the fund's investment manager will also consider other factors in selecting portfolio investments for the fund.

OTHER INVESTMENTS

     The fund may invest up to 20% of its total assets in European debt securities. Within this 20% limit, the fund may invest in debt securities which are rated below Baa by Moody's Investors Service, Inc. or below BBB by Standard & Poor's or unrated securities of comparable quality as determined by the investment manager. Below-investment grade securities are commonly referred to as "junk bonds."

     The fund may invest in when-issued securities, illiquid and restricted securities and convertible securities and may enter into repurchase agreements and reverse repurchase agreements. The fund may also invest in investment companies that invest primarily in equity securities of European companies.

     To a limited extent, the fund may engage in other investment practices.

RISK MANAGEMENT STRATEGIES

     The fund may use certain derivatives (investments whose value is based on indices or other securities) to protect against or otherwise cushion price declines in the value of the fund's portfolio, to manage the effective maturity or duration of fixed-income securities in the fund's portfolio or to enhance potential gain. These instruments include:

     - options on securities, equity and fixed-income indices and other financial instruments;

     - financial futures and related options;

     - interest rate transactions (i.e., swaps, caps, floors and collars); and

     - currency transactions (i.e., currency forward contracts, currency futures contracts, currency swaps and options on currencies and currency futures).

     The fund is not obligated to pursue any hedging strategy. In addition, hedging practices may not be available, may be too costly to be used effectively or may be unable to be used for other reasons. The fund is limited to 5% of net assets for initial margin and premium amounts on futures positions considered speculative by the Commodities Futures Trading Commission.

     Under unusual circumstances, the fund may invest up to 100% of its assets in short and medium term high-grade debt securities, cash and cash equivalents for temporary defensive purposes and up to 20% to maintain liquidity. Because this defensive policy differs from the fund's investment objective, the fund may not achieve its goal during a defensive period.

MAIN RISKS -- GENERALLY

     Foreign investments, particularly investments in emerging markets, carry added risks due to inadequate or inaccurate financial information about companies, potential political disturbances and fluctuations in currency exchange rates. In addition, the investment manager's choice of countries, market sectors or specific investments may not perform as well as expected, and the fund could underperform its peers or lose money.

TYPES OF INVESTMENT RISK

     ACCESS RISK. The risk that some countries may restrict the fund's access to investments or offer terms that are less advantageous than those for local investors. This could limit the attractive investment opportunities available to the fund.

     CORRELATION RISK. The risk that the relationships between markets are not contemplated in the investment decision-making process. Incomplete correlation, or inaccurately forecasted correlation, can result in unanticipated risks.

     CREDIT RISK. The risk that the issuer of a security, or the counterparty to a contract, will default or otherwise become unable to honor a financial obligation.

     EXPOSURE RISK. The risk associated with techniques that increase the fund's exposure to a security, index or its investment portfolio. Exposure is the fund's maximum potential gain or loss from an investment. Certain investments (such as options and futures) may have the effect of magnifying declines as well as increases in the fund's net asset value. Losses from writing options and entering into futures can be unlimited.

     INTEREST RATE RISK. Changes in interest rates may cause a decline in an investment's market value. With bonds and other fixed income securities, a rise in interest rates typically causes a fall in values, while a fall in interest rates typically causes a rise in values.

     LIQUIDITY RISK. The risk that certain securities may be difficult or impossible to sell at the time and the price that the fund would like. The fund may have to lower the price, sell other securities instead or forego an investment opportunity. Any of these could have a negative effect on fund management or performance.

     LOWER RATED SECURITIES. These securities carry a higher risk that the issuer will be unable to pay principal and interest when due, and the market to sell such securities may be limited.

     OPERATIONAL RISK. The risk that some countries may have less developed securities markets (and related transaction, registration and custody practices). Related to this factor is the concern that reliance on computer systems not Year 2000 compliant could severely hamper a marketplace's ability to handle securities transactions.

     RISKS OF DERIVATIVE INSTRUMENTS. The use of these instruments requires special skills, knowledge and investment techniques that differ from those required for normal portfolio management. The success of the fund in selecting these instruments for its portfolio depends on the skill of the investment manager in predicting the movement of interest rates, the value of particular instruments and other economic variables. There is no assurance that the investment manager will accurately predict these movements.

     TRADING LIMIT AND TRADING HALT RISK. Exchanges on which options and futures contracts are traded have established limits on how much an option or futures contract may decline over various time periods within a day. If an option or futures contract's price declines more than the established limits, no trading may occur at prices outside that limit. If a trading limit is reached before the close of a trading day, the fund may not be able to purchase or sell options or futures contracts at advantageous prices or at all. In such an event, the fund also may be required to use a "fair-value" method to price its outstanding contracts.

     VALUATION RISK. The risk that the fund has valued certain of its securities at a higher price that it can sell them for.

INVESTMENT MANAGER

     The fund retains the investment management firm of Scudder Kemper Investments, Inc., 345 Park Avenue, New York, New York, to manage its daily investment and business affairs subject to the policies established by the fund's Board. Scudder Kemper Investments, Inc. actively manages the fund's investments. Professional management can be an important advantage for investors who do not have the time or expertise to invest directly in individual securities. Scudder Kemper Investments, Inc. is one of the largest and most experienced investment management organizations worldwide, managing more than $280 billion in assets globally for mutual fund investors, retirement and pension plans, institutional and corporate clients, and private family and individual accounts.

     The fund pays the investment manager a (graduated) monthly investment management fee at the following rate:

                                                             ANNUAL MANAGEMENT
AVERAGE DAILY NET ASSETS OF THE FUND                             FEE RATES
------------------------------------                         -----------------
$0 -- $250 million.......................................          0.75%
$250 million -- $1 billion...............................          0.72
$1 billion -- $2.5 billion...............................          0.70
$2.5 billion -- $5 billion...............................          0.68
$5 billion -- $7.5 billion...............................          0.65
$7.5 billion -- $10 billion..............................          0.64
$10 billion -- $12.5 billion.............................          0.63
Over $12.5 billion.......................................          0.62

     For the fiscal year ended October 31, 1998, the investment manager received an investment management fee of $4,151,077, which was based upon the fund's prior (higher) investment management fee schedule.

PORTFOLIO MANAGEMENT

     The fund is managed by a team of investment professionals who each play an important role in the fund's management process. Team members work together to develop investment strategies and select securities for the fund's portfolio. They are supported by the investment manager's large staff of economists, research analysts, traders and other investment specialists who work in the investment manager's offices across the United States and abroad. The investment manager believes its team approach benefits fund investors by bringing together many disciplines and leveraging its extensive resources.

     The following investment professionals are associated with the fund:

                              JOINED
NAME & TITLE                 THE FUND                         BACKGROUND
------------                 --------                         ----------
Carol L. Franklin             19        Joined Scudder Kemper in 1981 as a portfolio manager.
Lead Portfolio Manager                  She is a member of the firm's Global Equity Group and
                                        is a portfolio manager for other affiliated
                                        international mutual funds. She began her investment
                                        career in 1975. Prior to joining Scudder Kemper, she
                                        worked for an unaffiliated investment management
                                        company.
Joan R. Gregory               19        Joined Scudder Kemper in 1992. She is a member of the
Portfolio Manager                       firm's Global Equity Group and is on the portfolio
                                        management teams for other affiliated international
                                        mutual funds. She began her investment career in 1989.
                                        Prior to joining Scudder Kemper, she worked in the
                                        international investment department at a bank.
Marc Slendebroek              19        Joined Scudder Kemper in 1994 as a European equity
Portfolio Manager                       analyst. He is an International Portfolio Manager at
                                        Scudder Investments, UK Ltd., an affiliated investment
                                        management company. He began his investment career in
                                        1990. Prior to joining Scudder Kemper, he worked for an
                                        unaffiliated investment management company responsible
                                        for the Dutch equity research product.

YEAR 2000 READINESS

     Like other mutual funds and financial and business organizations worldwide, the fund could be adversely affected if computer systems on which it relies, which primarily include those used by the investment manager, its affiliates or other service providers, are unable to process correctly date-related information on and after January 1, 2000. This risk is commonly called the Year 2000 Issue. Failure to address successfully the Year 2000 Issue could result in interruptions to and other material adverse effects on the fund's business and operations, such as problems with calculating net asset value and difficulties in implementing the fund's purchase and redemption procedures. The investment manager has commenced a review of the Year 2000 Issue as it may affect the fund and is taking steps it believes are reasonably designed to address the Year 2000 issue, although there can be no assurances that these steps will be sufficient. In addition, there can be no assurances that the Year 2000 Issue will not have an adverse effect on the issuers whose securities are held by the fund or on global markets or economies generally.

EURO CONVERSION

     The introduction of a new European currency, the Euro, may result in uncertainties for European securities and the operations of the fund. The Euro was introduced on January 1, 1999, by eleven European countries that are members of the European Economic and Monetary Union (EMU). The introduction of the Euro will require the redenomination of European debt and equity securities over a period of time, which may result in various accounting differences and/or tax treatments. Additional questions are raised by the fact that certain other EMU members, including the United Kingdom, did not officially implement the Euro on January 1, 1999.

     The investment manager is actively working to address Euro-related issues and understands that other key service providers are taking similar steps. At this time, no one knows precisely what the degree of impact will be. To the extent that the market impact or effect on the fund's holdings is negative, the fund's performance could be hurt.

ABOUT YOUR INVESTMENT

CHOOSING A SHARE CLASS

     The fund provides investors with the option of purchasing shares in the following ways:

CLASS A SHARES.............  Offered at net asset value plus a maximum sales charge of 5.75% of the offering price.

                             Reduced sales charges apply to purchases of $50,000 or more. Class A shares purchased at net asset value under the Large Order NAV Purchase Privilege may be subject to a 1% contingent deferred sales charge if redeemed within one year of purchase and a 0.50% contingent deferred sales charge if redeemed during the second year of purchase.

CLASS B SHARES.............  Offered at net asset value without an initial sales charge, but subject to a 0.75% Rule 12b-1 distribution fee and a contingent deferred sales charge that declines from 4% to zero on certain redemptions made within six years of purchase. Class B shares automatically convert into Class A shares (which have lower ongoing expenses) six years after purchase.

CLASS C SHARES.............  Offered at net asset value without an initial sales charge, but subject to a 0.75% Rule 12b-1 distribution fee and a 1% contingent deferred sales charge on redemptions made within one year of purchase. Class C shares do not convert into another class.

CLASS M SHARES.............  Represent the initial shares of the fund and are no longer offered. Class M shares are not subject to a contingent deferred sales charge or a Rule 12b-1 distribution fee. Class M shares are subject to a 2% fee on all redemptions (including redemptions in-kind) and exchanges. Class M Shares will automatically convert to Class A shares one year after the date of this prospectus.

     When placing purchase orders, investors must specify whether the order is for Class A, Class B or Class C shares. Each class of shares represents interests in the same portfolio of investments of the fund.

     The decision as to which class to choose depends on a number of factors, including the amount and intended length of the investment. Investors that qualify for reduced sales charges might consider Class A shares. Investors who prefer not to pay an initial sales charge and who plan to hold their investment for more than six years might consider Class B shares. Investors who prefer not to pay an initial sales charge but who plan to redeem their shares within six years might consider Class C shares. For more information about these sales arrangements, consult your financial representative or Kemper Distributors, Inc. Be aware that financial services firms may receive different compensation depending upon which class of shares they sell.

RULE 12b-1 PLAN

     The fund has adopted a plan under Rule 12b-1 that provides for fees payable as an expense of the Class B shares and the Class C shares that are used by the principal underwriter to pay for distribution and services for those classes. Rule 12b-1 fees are not imposed on Class A or Class M shares. Because fees are paid out of fund assets on an ongoing basis, they will, over time, increase the cost of investment and may cost more than other types of sales charges. Long-term shareholders may pay more than the economic equivalent of the maximum initial sales charges permitted by the National Association of Securities Dealers, although Kemper Distributors, Inc. believes that it is unlikely, in the case of Class B shares, because of the automatic conversion feature of the shares.

SPECIAL FEATURES

     CLASS A SHARES -- COMBINED PURCHASES. The fund's Class A shares may be purchased at the rate applicable to the discount bracket attained by combining concurrent investments in Class A shares of most Kemper Funds.

     CLASS A SHARES -- LETTER OF INTENT. The same reduced sales charges for Class A shares also apply to the aggregate amount of purchases made by any purchaser within a 24-month period under a written Letter of Intent ("Letter") provided by Kemper Distributors, Inc. The Letter, which imposes no obligation to purchase or sell additional Class A shares, provides for a price adjustment depending upon the actual amount purchased within such period.

     CLASS A SHARES -- CUMULATIVE DISCOUNT. Class A shares of the fund may also be purchased at the rate applicable to the discount bracket attained by adding to the cost of shares of the fund being purchased, the value of all Class A shares of most Kemper Funds (computed at the maximum offering price at the time of the purchase for which the discount is applicable) already owned by the investor.

     EXCHANGE PRIVILEGE -- GENERAL. Shareholders of Class A, Class B and Class C shares may exchange their shares for shares of the corresponding class of Kemper Mutual Funds. Class M shareholders may exchange their shares for Class A shares of a Kemper Mutual Fund and may only exchange shares in an amount less than $250,000. A 2% fee will apply to any exchange of Class M shares and will be retained by the fund for the benefit of the remaining shareholders (see "Redemption Fee" below). Shares of a Kemper Fund with a value in excess of $1,000,000 (except Kemper Cash Reserves Fund) acquired by exchange from another Kemper Fund, or from a Money Market Fund, may not be exchanged thereafter until they have been owned for 15 days (the "15-Day Hold Policy"). Shares of a Kemper Fund with a value of $1,000,000 or less (except Kemper Cash Reserve Fund) acquired by exchange from another Kemper Fund or a Money Market Fund may not be exchanged thereafter until they have been owned for 15 days, if, in the investment manager's judgment, the exchange activity may have an adverse effect on the fund. In particular, a pattern of exchanges that coincides with a "market-timing" strategy may be disruptive to the fund and therefore may be subject to the 15-Day Hold Policy. For purposes of determining whether the 15-Day Hold Policy applies to a particular exchange, the value of the shares to be exchanged shall be computed by aggregating the value of shares being exchanged for all accounts under common control, direction or advice, including without limitation accounts administered by a financial services firm offering market timing, asset allocation or similar services.

     For purposes of determining any contingent deferred sales charge that may be imposed upon the redemption of the shares received on exchange, amounts exchanged retain their original cost and purchase date.

BUYING SHARES

     You may purchase shares of the fund by contacting the securities dealer or other financial services firm from whom you received this prospectus.

CLASS A SHARES

PUBLIC OFFERING PRICE, INCLUDING SALES CHARGE

                                                                     SALES CHARGE
                                                          ----------------------------------
                                                            AS A % OF        AS A % OF NET
AMOUNT OF PURCHASE                                        OFFERING PRICE    AMOUNT INVESTED*
------------------                                        --------------    ----------------
Less than $50,000.......................................       5.75%              6.10%
$50,000 but less than $100,000..........................       4.50               4.71
$100,000 but less than $250,000.........................       3.50               3.63
$250,000 but less than $500,000.........................       2.60               2.67
$500,000 but less than $1 million.......................       2.00               2.04
$1 million and over.....................................       0.00**

---------------
 * Rounded to nearest one hundredth percent.

** Redemption of shares may be subject to a contingent deferred sales charge as discussed below.

NAV PURCHASES

     Class A shares of the fund may be purchased at net asset value by:

     - shareholders in connection with the investment or reinvestment of income and capital gain dividends;

     - a participant-directed qualified retirement plan or a participant-directed non-qualified deferred compensation plan or a participant-directed qualified retirement plan which is not sponsored by a K-12 school district, provided in each case that such plan has not less than 200 eligible employees;

     - any purchaser with Kemper Funds investment totals of at least $1,000,000;

     - unitholders of unit investment trusts sponsored by Ranson & Associates, Inc. or its predecessors through reinvestment programs described in the prospectuses of such trusts that have such programs;

     - officers, directors, employees (including retirees) and sales representatives of the fund, its investment manager, its principal underwriter or certain affiliated companies, for themselves or members of their families, any trust, pension, profit-sharing or other benefit plan for only such persons;

     - persons who purchase shares through bank trust departments that process such trades through an automated, integrated mutual fund clearing program provided by a third party clearing firm;

     - registered representatives and employees of broker-dealers having selling group agreements with Kemper Distributors, Inc., any trust, pension, profit-sharing or other benefit plan for only such persons;

     - officers, directors, and employees of service agents of the fund;

     - members of the plaintiff class in the proceeding known as Howard and Audrey Tabankin, et al. v. Kemper Short-Term Global Income Fund, et. al., Case No. 93 C 5231 (N.D.IL);

     - selected employees (including their spouses and dependent children) of banks and other financial services firms that provide administrative services related to the fund pursuant to an agreement with Kemper Distributors, Inc. or one of its affiliates;

     - certain professionals who assist in the promotion of Kemper Funds pursuant to personal services contracts with Kemper Distributors, Inc., for themselves or members of their families;

     - in connection with the acquisition of the assets of or merger or consolidation with another investment company;

     - shareholders who owned shares of Kemper Value Series, Inc. ("KVS") on September 8, 1995, and have continuously owned shares of KVS (or a Kemper Fund acquired by exchange of KVS shares) since that date, for themselves or members of their families, any trust, pension, profit-sharing or other benefit plan for only such persons;

     - persons who purchase shares of the fund through Kemper Distributors, Inc. as part of an automated billing and wage deduction program administered by RewardsPlus of America;

     - through certain investment advisers registered under the Investment Advisers Act of 1940 and other financial services firms acting solely as agent for their clients, that adhere to certain standards established by Kemper Distributors, Inc., including a requirement that such shares be sold for the benefit of their clients participating in an investment advisory program or agency commission program under which such clients pay a fee to the investment advisor or other firm for portfolio management or agency brokerage services.

CONTINGENT DEFERRED SALES CHARGE

     A contingent deferred sales charge may be imposed upon redemption of Class A shares purchased under the Large Order NAV Purchase Privilege as follows: 1% if they are redeemed within one year of purchase and 0.50% if redeemed during the second year following purchase. The charge will not be imposed upon redemption of reinvested dividends or share appreciation. The contingent deferred sales charge will be waived in the event of:

     - redemptions under the fund's Systematic Withdrawal Plan at a maximum of 10% per year of the net asset value of the account;

     - redemption of shares of a shareholder (including a registered joint owner) who has died;

     - redemption of shares of a shareholder (including a registered joint owner) who after purchase of the shares being redeemed becomes totally disabled (as evidenced by a determination by the federal Social Security Administration);

     - redemptions by a participant-directed qualified retirement plan or a participant-directed non-qualified deferred compensation plan or a participant-directed qualified retirement plan which is not sponsored by a K-12 school district;

     - redemptions by employer sponsored employee benefit plans using the subaccount record keeping system made available through the Shareholder Service Agent or its affiliates;

     - redemptions of shares whose dealer of record at the time of the investment notifies Kemper Distributors, Inc. that the dealer waives the commission applicable to such Large Order NAV Purchase.

RULE 12B-1 FEE

     None

EXCHANGE PRIVILEGE

     Class A shares may be exchanged for each other at their relative net asset values. Shares of Money Market Funds and Kemper Cash Reserves Fund acquired by purchase (not including shares acquired by dividend reinvestment) are subject to the applicable sales charge on exchange.

     Class A shares purchased under the Large Order NAV Purchase Privilege may be exchanged for Class A shares of any Kemper Fund or a Money Market Fund without paying any contingent deferred sales charge. If the Class A shares received on exchange are redeemed thereafter, a contingent deferred sales charge may be imposed.

CLASS B SHARES

PUBLIC OFFERING PRICE

     Net asset value per share without any sales charge at the time of purchase.

CONTINGENT DEFERRED SALES CHARGE

     A contingent deferred sales charge may be imposed upon redemption of Class B shares. There is no such charge upon redemption of any share appreciation or reinvested dividends. The charge is computed at the following rates applied to the value of the shares redeemed excluding amounts not subject to the charge.

YEAR OF REDEMPTION AFTER PURCHASE:                        FIRST   SECOND   THIRD   FOURTH   FIFTH   SIXTH
----------------------------------                        -----   ------   -----   ------   -----   -----
Contingent Deferred Sales Charge:.......................    4%      3%       3%      2%       2%      1%

     The contingent deferred sales charge will be waived:

     - for redemptions to satisfy required minimum distributions after age
      70 1/2 from an IRA account (with the maximum amount subject to this waiver being based only upon the shareholder's Kemper IRA accounts);

     - for redemptions made pursuant to any IRA systematic withdrawal based on the shareholder's life expectancy including, but not limited to, substantially equal periodic payments described in Section
       72(t)(2)(A)(iv) of the Internal Revenue Code of 1986, as amended (Code) prior to age 59 1/2;

     - for redemptions made pursuant to a systematic withdrawal plan;

     - in the event of the total disability (as evidenced by a determination by the federal Social Security Administration) of the shareholder (including a registered joint owner) occurring after the purchase of the shares being redeemed;

     - in the event of the death of the shareholder (including a registered joint owner).

     The contingent deferred sales charge will also be waived in connection with the following redemptions of shares held by employer sponsored employee benefit plans maintained on the subaccount record keeping system made available by the Shareholder Service Agent:

     - redemptions to satisfy participant loan advances (note that loan repayments constitute new purchases for purposes of the contingent deferred sales charge and the conversion privilege);

     - redemptions in connection with retirement distributions (limited at any one time to 10% of the total value of plan assets invested in the fund);

     - redemptions in connection with distributions qualifying under the hardship provisions of the Code;

     - redemptions representing returns of excess contributions to such plans.

RULE 12B-1 FEE

     0.75%

CONVERSION FEATURE

     Class B shares of the fund will automatically convert to Class A shares of the fund six years after issuance on the basis of the relative net asset value per share. Shares purchased through the reinvestment of dividends and other distributions paid with respect to Class B shares in a shareholder's fund account will be converted to Class A shares on a pro rata basis.

EXCHANGE PRIVILEGE

     Class B shares of the fund and Class B shares of most Kemper Funds may be exchanged for each other at their relative net asset values without a contingent deferred sales charge.

CLASS C SHARES

PUBLIC OFFERING PRICE

     Net asset value per share without any sales charge at the time of purchase.

CONTINGENT DEFERRED SALES CHARGE

     A contingent deferred sales charge of 1% may be imposed upon redemption of Class C shares redeemed within one year of purchase. The charge will not be imposed upon redemption of reinvested dividends or share appreciation. The contingent deferred sales charge will be waived in the event of:

     - redemptions by a participant-directed qualified retirement plan described in Code Section 401(a) or a participant-directed non-qualified deferred compensation plan described in Code Section 457;

     - redemption by employer sponsored employee benefit plans (or their participants) using the subaccount record keeping system made available through the Shareholder Service Agent or its affiliates;

     - redemption of shares of a shareholder (including a registered joint owner) who has died;

     - redemption of shares of a shareholder (including a registered joint owner) who after purchase of the shares being redeemed becomes totally disabled (as evidenced by a determination by the federal Social Security Administration);

     - redemptions under the fund's systematic withdrawal plan at a maximum of 10% per year of the net asset value of the account;

     - redemption of shares by an employer sponsored employee benefit plan that offers funds in addition to Kemper Funds and whose dealer of record has waived the advance on the first year administrative service and distribution fees applicable to such shares and agrees to receive such fees quarterly;

     - redemption of shares purchased through a dealer-sponsored asset allocation program maintained on an omnibus record-keeping system provided the dealer of record has waived the advance of the first year administrative services and distribution fees applicable to such shares and has agreed to receive such fees quarterly.

RULE 12B-1 FEE

     0.75%

CONVERSION FEATURE

     None

EXCHANGE PRIVILEGE

     Class C shares of the fund and Class C shares of most Kemper Funds may be exchanged for each other at their relative net asset value without paying any contingent deferred sales charge.

SELLING AND EXCHANGING SHARES

GENERAL

     Contact your securities dealer or other financial services firm to arrange for share redemptions or exchanges.

     Any shareholder may require the fund to redeem his or her shares. When shares are held for the account of a shareholder by the fund's transfer agent, the shareholder may redeem them by sending a written request with signatures guaranteed to Kemper Mutual Funds, Attention: Redemption Department, P.O. Box 419557, Kansas City, Missouri 64141-6557.

     Any exchange of shares entails the sale of fund shares and subsequent purchase of shares of another Kemper Mutual Fund.

     The rate of the contingent deferred sales charge is determined by the length of the period of ownership. Investments are tracked on a monthly basis. The period of ownership for this purpose begins the first day of the month in which the order for investment is received. For example, an investment made in December, 1998 will be eligible for the second year's charge if redeemed on or after December 1, 1999. In the event no specific order is requested when redeeming shares subject to a contingent deferred sales charge, the redemption will be made first from shares presenting reinvested dividends and then from the earliest purchase of shares. Kemper Distributors, Inc. receives any contingent deferred sales charges directly.

SHARE CERTIFICATES

     When certificates for shares have been issued, they must be mailed to or deposited with Kemper Services Company, along with a duly endorsed stock power and accompanied by a written request for redemption. Redemption requests and a stock power must be endorsed by the account holder with signatures guaranteed. The redemption request and stock power must be signed exactly as the account is registered, including any special capacity of the registered owner. Additional documentation may be requested, and a signature guarantee is normally required, from institutional and fiduciary account holders, such as corporations, custodians (e.g., under the Uniform Transfers to Minors Act), executors, administrators, trustees or guardians.

REINVESTMENT PRIVILEGE

     Under certain circumstances, a shareholder who has redeemed Class A shares may reinvest up to the full amount redeemed at net asset value at the time of the reinvestment. These reinvested shares will retain their original cost and purchase date for purposes of the contingent deferred sales charge. Also, a holder of Class B shares who has redeemed shares may reinvest up to the full amount redeemed, less any applicable contingent deferred sales charge that may have been imposed upon the redemption of such shares, at net asset value in Class A shares. The reinvestment privilege may be terminated or modified at any time. The reinvestment privilege can be used only once as to any specific shares and reinvestment must be effected within six months of the redemption.

DISTRIBUTIONS AND TAXES

DIVIDENDS AND CAPITAL GAINS DISTRIBUTIONS

     The fund normally distributes dividends of net investment income annually. The fund distributes any net realized short-term and long-term capital gains at least annually.

     Income and capital gains dividends, if any, of the fund will be credited to shareholder accounts in full and fractional shares of the same class of the fund at net asset value on the reinvestment date (with the exception of Class M shareholders who will receive Class A shares of the fund), except that, upon written request to the Shareholder Service Agent, Kemper Services Company, a shareholder may select one of the following options:

     (1) To receive income and short-term capital gains dividends in cash and long-term capital gains dividends in shares of the same class at net asset value; or

     (2) To receive income and capital gains dividends in cash.

     Any dividends of the fund that are reinvested will normally be reinvested in shares of the same class of the fund, except for Class M shareholders who will receive Class A shares of the fund. However, by writing to the Shareholder Service Agent, you may choose to have dividends of the fund invested in shares of the same class of another Kemper fund at the net asset value of that class and fund. To use this privilege, you must maintain a minimum account value of $1,000 in the fund distributing the dividends. The fund will reinvest dividend checks (and future dividends) in shares of the same class of the fund if checks are returned as undeliverable. Dividends and other distributions in the aggregate amount of $10 or less are automatically reinvested in shares of the fund unless you request that such policy not be applied to your account.

     Distributions are generally taxable, whether received in cash or reinvested.

TAXES

     Dividends representing net investment income are taxable to shareholders as ordinary income. Long-term capital gains distributions, if any, are taxable to individual shareholders as long-term capital gains, regardless of the length of time shareholders have owned shares. Short-term capital gains and any other taxable income distributions are taxable to you as ordinary income. A portion of dividends from ordinary income may qualify for the dividends-received deduction for corporations.

     A dividend received shortly after the purchase of shares reduces the net asset value of the shares by the amount of the dividend and, although in effect a return of capital, is taxable to you.

     Any dividends or capital gains distributions declared in October, November or December with a record date in such month and paid during the following January are taxable to you as if paid on December 31 of the calendar year in which they were declared.

     A sale or exchange of your shares is a taxable event and may result in a capital gain or loss which may be long-term or short-term, generally depending on how long you owned the shares. Shareholders of the fund may be subject to state, local and foreign taxes on fund distributions and redemptions of fund shares. You should consult your tax advisor regarding the particular tax consequences of an investment in the fund.

     The fund sends you detailed tax information about the amount and type of its distributions by January 31 of the following year. In certain years, you may be able to claim a credit or deduction on your income tax return for your share of foreign taxes paid by the fund.

     The fund may be required to withhold U.S. federal income tax at the rate of 31% of all taxable distributions and redemption proceeds payable to you if you fail to provide the fund your correct taxpayer identification number or to make required certifications, or if you have been notified by the Internal Revenue Service that you are subject to backup withholding. Any such withheld amounts may be credited against your U.S. federal income tax liability.

TRANSACTION INFORMATION

SHARE PRICE

     Scudder Fund Accounting Corporation determines the net asset value per share of the fund as of the close of regular trading on the New York Stock Exchange normally 4:00 p.m. eastern time, on each day the New York Stock Exchange is open for trading. Market prices are used to determine the value of the fund's assets. If market prices are not readily available for a security or if a security's price is not considered to be market indicative, that security may be valued by another method that the Board or its delegate believes accurately reflects fair value. In those circumstances where a security's price is not considered to be market indicative, the security's valuation may differ from an available market quotation.

     The net asset value per share of the fund is the value of one share and is determined separately for each class by dividing the value of the fund's net assets attributable to that class, less all liabilities of that class, by the number of shares of that class outstanding. The per share net asset value of the Class B and Class C shares of the fund will generally be lower than that of the Class A and M shares of the fund because of the higher annual expenses borne by the Class B and Class C shares.

     To the extent that the fund invests in foreign securities, these securities may be listed on foreign exchanges that trade on days when the fund does not price its shares. As a result, the net asset value per share of the fund may change at a time when shareholders are not able to purchase or redeem their shares.

REDEMPTION FEE (CLASS M SHARES)

     Upon the redemption or exchange of Class M shares of the fund (including redemptions in-kind) for a period of one year from the date of this prospectus, a fee of 2% of the current net asset value of the shares will be assessed and retained by the fund for the benefit of the remaining shareholders. This fee is intended to discourage short term trading in a vehicle intended for long term investment, to avoid transaction and other expenses caused by early redemptions, and to facilitate portfolio management. The fee is not a deferred sales charge, is not a commission paid to the investment manager or its subsidiaries, and does not benefit the investment manager in any way. The fund reserves the right to modify the terms of or terminate this fee at any time.

     The fee applies to all redemptions from the fund and exchanges to other Kemper Funds by Class M shareholders. The fee is applied to the shares being redeemed or exchanged in the order in which they were purchased.

PROCESSING TIME

     All requests to buy and sell shares that are received in good order by the fund's transfer agent by the close of regular trading on the New York Stock Exchange are executed at the net asset value per share calculated at the close of trading that day (subject to any applicable sales load, contingent deferred sales charge or redemption fee). Orders received by dealers or other financial services firms prior to the determination of net asset value and received by the fund's transfer agent prior to the close of its business day will be confirmed at a price based on the net asset value effective on that day. If an order is accompanied by a check drawn on a foreign bank, funds must normally be collected before shares will be purchased.

     Payment for shares you sell will be made in cash as promptly as practicable but in no event later than seven days after receipt of a properly executed request. If you have share certificates, these must accompany your order in proper form for transfer. When you place an order to sell shares for which the fund may not yet have received good payment (i.e., purchases by check, EXPRESS-Transfer or Bank Direct Deposit), the fund may delay transmittal of the proceeds until it has determined that collected funds have been received for the purchase of such shares. This may be up to 10 days from receipt by the fund of the purchase amount. The redemption of shares within certain time periods may be subject to contingent deferred sales charges, as noted above.

SIGNATURE GUARANTEES

     A signature guarantee is required when you sell $50,000 or less worth of shares (prior to the imposition of any contingent deferred sales charge) and the proceeds are payable to the shareholder of record at the address of record. You can obtain a guarantee from most brokerage houses and financial institutions, although not from a notary public. The fund will normally send you the proceeds within one business day following your request, but may take up to seven business days (or longer in the case of shares recently purchased by check).

PURCHASE RESTRICTIONS

     Purchase and sales should be made for long-term investment purposes only. The fund and its transfer agent each reserves the right to reject purchases of fund shares (including exchanges) for any reason, including when there is evidence of a pattern of frequent purchases and sales made in response to short-term fluctuations in the fund's share price. The fund reserves the right to withdraw all or any part of the offering made by this prospectus and to reject purchase orders. Also, from time to time, the fund may temporarily suspend the offering of its shares or a class of its shares to new investors. During the period of such suspension, persons who are already shareholders normally are permitted to continue to purchase additional shares and to have dividends reinvested.

MINIMUM BALANCES

     The minimum initial investment for the fund is $1,000 and the minimum subsequent investment is $100. The minimum initial investment for an IRA is $250 and the minimum subsequent investment is $50. Under an automatic investment plan, such as Bank Direct Deposit, Payroll Direct Deposit or Government Direct Deposit, the minimum initial and subsequent investment is $50. These minimum amounts may be changed at any time in management's discretion.

     Because of the high cost of maintaining small accounts, the fund may assess a quarterly fee of $9 on an account with a balance below $1,000 for the quarter which will be collected automatically by the fund from the shareholder's account. The fee will not apply to accounts enrolled in an automatic investment program, IRAs or employer sponsored employee benefit plans using the subaccount record keeping system made available through the Shareholder Service Agent.

THIRD PARTY TRANSACTIONS

     If you buy and sell shares of the fund through a member of the National Association of Securities Dealers, Inc. (other than the fund's distributor), that member may charge a fee for that service. This prospectus should be read in connection with such firm's material regarding its fees and services.

REDEMPTIONS IN-KIND

     The fund reserves the right to honor any request for redemption or repurchases by making payment in whole or in part in readily marketable securities ("redemption in-kind"). These securities will be chosen by the fund and valued as they are for purposes of computing the fund's net asset value. A shareholder may incur transaction expenses in converting these securities to cash.

     With respect to Class M shareholders, all large redemption requests (i.e., redemptions exceeding $250,000) will be redeemed in-kind, and like all redemptions of Class M shares, will be subject to a 2% redemption fee on the current net asset value of the shares. Shareholders whose redemptions are effected in-kind may bear expenses in excess of 1% of the net asset value of the shares redeemed, which expenses are in addition to any applicable redemption fee. No redemption requests subject to in-kind redemption may be made other than by a written request accompanied by a properly completed redemption and certification form, which is available from Kemper Service Company.

FINANCIAL HIGHLIGHTS

     The table below is intended to help you understand the fund's financial performance for the periods reflected below. Certain information reflects the financial results for a single fund share. The total return figures show what an investor in the fund would have earned (or lost) assuming reinvestment of all distributions. This information has been audited by PricewaterhouseCoopers LLP whose report, along with the fund's financial statements, is included in the fund's annual report, which is available upon request by calling Kemper at 1-800-621-1048.

     Prior to the date of this prospectus, the fund operated as a closed-end management investment company that had one class of shares. Accordingly, the following table shows financial information for the fund's original share class (Class M) expressed in terms of one share outstanding throughout the relevant period, and reflects the operations of the fund as a closed-end investment company. Financial information is not available for the fund's Class A, B and C shares since the reorganization of the fund took place after the close of the fund's most recent fiscal year. The fund's performance may have been lower if it had operated as an open-end fund during this period.

     [TO BE COMPLETED BY SCUDDER KEMPER]

     Additional information about the fund may be found in the fund's STATEMENT OF ADDITIONAL INFORMATION, the SHAREHOLDER SERVICES GUIDE and in SHAREHOLDER REPORTS. Shareholder inquiries may be made by calling the toll-free telephone number listed below. The Statement of Additional Information contains more detailed information on fund investments and operations. The Shareholder Services Guide contains information about purchases and sales of fund shares. The semiannual and annual shareholder reports contain a discussion of the market conditions and the investment strategies that significantly affected the fund's performance during the last fiscal year, as well as a listing of portfolio holdings and financial statements. These and other fund documents may be obtained without charge from the following sources:

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                                                         CALL THE KEMPER FUNDS AT:
BY TELEPHONE                                                   1-800-621-1048
--------------------------------------------------------------------------------------------
In Person                                       Public Reference Room
                                                Securities and Exchange Commission
                                                Washington, D.C.
                                                (Call 1-800-SEC-0330 for more
                                                information).
--------------------------------------------------------------------------------------------
By Mail                                         Kemper Distributors, Inc.
                                                222 South Riverside Plaza
                                                Chicago, IL 60606-5808
                                                or
                                                Public Reference Section,
                                                Securities and Exchange Commission,
                                                Washington, D.C. 20549-6009
                                                (a duplication fee is charged)
--------------------------------------------------------------------------------------------
By Internet                                     http://www.sec.gov
                                                http://www.kemper.com
--------------------------------------------------------------------------------------------

The Statement of Additional Information dated             , 1999 is incorporated
by reference into this prospectus (is legally a part of this prospectus).

INVESTMENT COMPANY ACT FILE NUMBER:  811-5969

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